Exhibit 5.1

October 3, 2019

Corvus Gold Inc. Suite 1750 – 700 West Pender Street Vancouver, British Columbia V6C 1G8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 (the “Registration Statement”)

We have acted as British Columbia counsel to Corvus Gold Inc., a company incorporated under the laws of British Columbia (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Act”) of the offer and sale by the Company of 10,000,000 common shares in its capital, without par value (the “Offered Shares”) at a price of $2.00 per Offered Share for aggregate gross proceeds of $20,000,000 (the “Offering”).

The Offered Shares are being offered pursuant to an underwriting agreement dated October 3, 2019 (the “Underwriting Agreement”) between the Company and BMO Nesbitt Burns Inc. (the “Underwriter”).

The Underwriter has been granted an option exercisable in whole or in part, to purchase up to 1,500,000 common shares in the capital of the Company (the “Over-Allotment Shares”) at a price equal to the public offering price per Offered Share, less the underwriting commission, for a period of 30 days from and including the date of the closing of the Offering, to cover over-allotments, if any, and for market stabilization purposes.

Examinations and Investigations

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise. We have also assumed the legal power, capacity and authority for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power, capacity and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigations to verify the accuracy or completeness of any of the foregoing assumptions.

Assumptions

For the purposes of this opinion letter, we have also assumed that:

1.	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded;

2.	all Offered Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the prospectus supplement filed in Canada;

3.	at the time of the issuance of the Offered Shares and the Over-Allotment Shares there will be sufficient common shares in the capital of the Company authorized and unissued under the Company’s then operative notice of articles (the “Notice of Articles”) and not otherwise reserved for issuance;

4.	at the time of issuance of the Offered Shares and the Over-Allotment Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance;

5.	at the time of issuance of the Offered Shares and the Over-Allotment Shares, the Notice of Articles and then operative articles of the Company (the “Articles” and collectively with the Notice of Articles, the “Constating Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof;

6.	the Underwriting Agreement has been duly authorized ,executed and delivered by the parties thereto (other than the Company) and constitutes a legally valid and binding obligation of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

7.	the Underwriting Agreement is governed by British Columbia law, and that such choice of governing law is a valid and legal provision; and

8.	the issuance, terms, execution and delivery of the Offered Shares and the Over-Allotment Shares:

(a)	do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders; and

(b)	comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion that:

1.	as of the date hereof, the Offered Shares and the Over-Allotment Shares have been duly authorized by all necessary corporate action on the part of the Company; and

2.	upon the issuance of the Offered Shares and the Over-Allotment Shares in the manner contemplated by the Underwriting Agreement, the Base Prospectus and Prospectus Supplement which forms part of the Registration Statement, the Offered Shares and the Over-Allotment Shares will be duly authorized, validly issued, fully paid and non-assessable when certificates representing the Offered Shares and the Over-Allotment Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Constating Documents against payment therefor in an amount of $2.00 for each Offered Share and Over-Allotment Share.

Qualifications

Our opinions expressed herein are subject to the following qualifications:

(a)	the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)	no opinion is given with respect to rights to indemnity and contribution;

(e)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

(i)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)	the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

(f)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

The foregoing opinions are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion (the “Applicable Law”), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, including, without limitation, any federal or state law of the United States.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in Applicable Law.

Yours truly,

“CASSELS BROCK & BLACKWELL LLP”